Exhibit 99.80

FOURTH AMENDMENT TO CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 13, 2018 (the “Effective Date”), is entered into by and among SRC O.P. LLC, a Delaware limited liability company (“SRC OP”), SRC Facilities LLC, a Delaware limited liability company (“SRC Facilities”), SRC Real Estate (TX), LLC, a Delaware limited liability company (“SRC Real Estate” and together with SRC OP and SRC Facilities, each a “Borrower” and, collectively, the “Borrowers”), the Lenders party hereto and JPP, LLC, a Delaware limited liability company, as administrative agent (the “Administrative Agent”).

WHEREAS, the Borrowers, the Lenders and the Administrative Agent entered into that certain Credit Agreement dated as of March 14, 2018, as amended by that certain First Amendment to Credit Agreement dated as of April 20, 2018, as further amended by that certain Second Amendment to Credit Agreement and First Amendment to Property Information Agreement dated as of June 29, 2018, and as further amended by that certain Third Amendment to Credit Agreement, dated as of August 31, 2018 (as amended, the “Credit Agreement”; unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement), whereby the Lenders extended credit to the Borrowers on the terms and subject to the conditions described therein;

WHEREAS, Mezzanine Lender has purchased the Loans from UBS AG, Stamford Branch, the sole Lender under the Credit Agreement;

WHEREAS, Mezzanine Lender and Administrative Agent desire to reallocate a portion of the Mezzanine Loan to the Loan pursuant to Section 9.22(j) of the Mezzanine Loan Agreement;

WHEREAS, Administrative Agent, the Lenders and the Borrowers desire to amend the Credit Agreement in the manner hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

Section 1.    Amendments of Loan Agreement. Administrative Agent, the Lenders and the Borrowers hereby amend the Credit Agreement as follows:

(a)    All references in the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement as amended to date and as amended by this Amendment.

(b)    The following definitions shall be added to Section 1.01 of the Credit Agreement:

“Mezzanine Loan Agreement” means that certain Mezzanine Loan Agreement, dated as of March 14, 2018, entered into by and between JPP, LLC, as administrative agent, and SRC SPARROW 2 LLC, as borrower, as the same was amended pursuant to that certain Amendment to Mezzanine Loan Agreement dated as of April 13, 2018, as was further amended by that certain Second Amendment to Loan Agreement, dated as of April 20, 2018, as was further amended by that certain Third Amendment to Mezzanine Loan Agreement, dated as of April 26, 2018, as was further amended by that certain Fourth Amendment to Mezzanine Loan Agreement, dated as of May 7, 2018, as was further amended by that certain Fifth Amendment to Mezzanine Loan Agreement, dated as of June 29, 2018, and as was further amended by that certain Sixth Amendment to Mezzanine Loan Agreement, dated as of July 25, 2018 (as amended, and as the same may be further amended, restated, supplemented or otherwise modified from time to time).

“Mezzanine Loan Documents” means the “Loan Documents” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Reallocation Date” means November 9, 2018.

“Mezzanine Loan Reallocation Amount” means $513,192,734.36.

(c)    The definition of “Administrative Agent” in Section 1.01 of the Credit Agreement is hereby replaced in its entirety by the following:

“Administrative Agent” means JPP, LLC, a Delaware limited liability company, in its capacity as administrative agent for the Lenders, together with its successors and assigns.”

(d)    The definition of “Commitment” in Section 1.01 of the Credit Agreement is hereby replaced in its entirety by the following:

“Commitment” means, with respect to each Lender, such Lender’s commitment to make a Loan to the Borrowers as of the Mezzanine Loan Reallocation Date. The amount of each Lender’s Commitment is set forth on Schedule 2.01. The aggregate amount of the Commitment of all Lenders on the Mezzanine Loan Reallocation Date is $614,932,581.65.

(e)    Section 2.03 of the Credit Agreement is hereby amended by adding the following sentence at the end of such section:

“Notwithstanding the foregoing, upon the written request of the Borrowers, the Lenders shall have the right in their sole and absolute discretion to make additional extensions of credit to the Borrowers from time to time (including, without limitation, after the occurrence and during the continuance of an Event of Default) in such amounts as the Lenders shall determine, and such amounts shall become part of the Loans for all purposes pursuant to this Agreement and shall be secured by all of the Collateral.”

(f)    Section 2.08 of the Credit Agreement is hereby amended by adding the following sentence at the end of the sentence in that section:

“The Borrowers hereby agree and acknowledge that all Commitments required to be funded by the Lenders have been funded by such Lender as of and prior to the Mezzanine Loan Reallocation Date, including, but not limited to, the Mezzanine Loan Reallocation Amount, and that as of the Mezzanine Loan Reallocation Date, all Commitments of the Lenders set forth on Schedule 2.01 hereto have been fully funded by the Lenders or their predecessors in interest.”

(g)    Section 2.20 is hereby amended to add a new subsection (e) as follow:

“Commencing on the Mezzanine Loan Reallocation Date, the Borrowers shall have the right to deposit in accounts maintained by the Borrowers that are not subject to Deposit Account Control Agreements cash (including, without limitation, Net Cash Proceeds) in an amount of up to $500,000 in the aggregate at any time to fund working capital and other actual, documented out-of-pocket costs and expenses of the Borrowers. Such amount shall be released by the Borrowers on the 180th day after the Mezzanine Loan Reallocation Date, so long as the Borrowers have not become party to a material litigation.”

(h)    Section 9.04(a) of the Credit Agreement is hereby amended and replaced in its entirety by the following:

“(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.”

(i)    Section 9.04(b)(i) and Section 9.04(b)(ii) of the Credit Agreement are hereby amended and replaced in their entirety by the following:

“(b)    Required Consents.

(i)    Subject to the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent of the Administrative Agent.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    Intentionally Omitted;

(B)    no assignments shall be made to a natural person;

(C)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent otherwise consents; provided, further, that in the case of contemporaneous assignments to any Lender and its Affiliates or Approved Funds, such amounts shall be aggregated for purposes of this Section 9.04(b)(ii)(C);

(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(E)    the parties to each assignment shall execute and deliver

to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced by the Administrative Agent in its sole discretion), such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(F)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.”

Section 2.    Forbearance. Lender hereby agrees to forbear from accelerating the Loans and/or foreclosing on the Collateral for a period of 90 days from the Mezzanine Loan Reallocation Date, provided that each Borrower complies with the terms and conditions of this Amendment.

Section 3.    Reaffirmation. Each Borrower hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party and (b) ratifies and reaffirms each grant of a Lien on its property made pursuant to the Loan Documents and confirms that such Liens continue to secure the Obligations under the Loan Documents, subject to the terms thereof.

Section 4.    Representations, Warranties, Covenants and Acknowledgments. To induce the Administrative Agent and the Lenders to enter into this Amendment, each Borrower hereby:

(a)    represents and warrants that (i) the execution and delivery of this Amendment is within its limited liability company powers and has been duly authorized by all necessary limited liability company actions and, if required, actions by equity holders and (ii) this Amendment has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b)    acknowledges and agrees that (i) this Amendment is not intended, and should not be construed, except as expressly set forth herein, as an amendment of, or any kind of waiver or consent related to, the Credit Agreement, the PIA or the other Loan Documents, (ii) this Amendment shall not represent an amendment, consent, or waiver related to any future actions of any Borrower, any other Loan Party or any Subsidiary and (iii) the Administrative Agent and each Lender reserves all of their respective rights pursuant to the Credit Agreement, the PIA and the other Loan Documents;

(c)    further acknowledges and agrees that this Amendment shall be deemed a Loan Document for all purposes under the Credit Agreement and the other Loan Documents; and

(d)    further acknowledges and agrees that no right of offset, recoupment, defense, counterclaim, claim, cause of action or objection in favor of any Borrower or any other Loan Party against the Administrative Agent or any Lender exists as of the Effective Date arising out of or with respect to this Amendment, the Credit Agreement or any other Loan Document.

Section 5.    Effect of Amendment. This Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement, the PIA or any other Loan Document, and, except as expressly set forth herein, shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, the PIA or any other provision of the Credit Agreement, the PIA or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment is a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

Section 6.    Miscellaneous.

(a)    Counterparts; Integration; Effectiveness. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to the terms of Section 3 of this Amendment, this Amendment shall become effective when it shall have been executed by the Borrowers, the Administrative Agent and the Required Lenders and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto, the Lenders and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

(b)    Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(c)    Governing Law. This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(d)    Jurisdiction. Any legal action or proceeding with respect to this Amendment or any other Loan Document shall, except as provided below, be brought in the courts of the State of New York in the County of New York or of the United States for the Southern District of New York and, by execution and delivery of this Amendment, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment. Nothing in this Section 7(d) shall limit the right of the Secured Parties to refer any claim against the Borrowers or any other Loan Party to any court of competent jurisdiction outside of the State of New York, nor shall the taking of proceedings by any Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

(e)    No Objection to Venue. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment or any other Loan Document in any court referred to in Section 7(d). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(f)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(f).

(g)    Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

(h)    Exculpation. The terms and provisions of Section 9.14 of the Credit Agreement are incorporated herein by reference and shall apply to the Borrowers with the same force and effect as if fully set forth herein.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

SRC REAL ESTATE (TX), LLC

By:	/s/ Emanuel R. Pearlman
	Name:	Emanuel R. Pearlman
	Title:	President & Treasurer

SRC FACILITIES LLC

By:	/s/ Emanuel R. Pearlman
	Name:	Emanuel R. Pearlman
	Title:	President & Treasurer

SRC O.P. LLC

By:	/s/ Emanuel R. Pearlman
	Name:	Emanuel R. Pearlman
	Title:	President & Treasurer

Signature Page to Fourth Amendment

[Sparrow]

ADMINISTRATIVE AGENT:

JPP, LLC, a Delaware limited liability company, as Administrative Agent

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Member

Signature Page to Fourth Amendment

[Sparrow]

LENDERS:

JPP, LLC, a Delaware limited liability company, as Lender

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Member

JPP II, LLC, a Delaware limited liability company, as Lender

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Chairman and CEO of ESL Investments Inc. as General Partner of RBS Partners LP as Manager of JPP II, LLC

Signature Page to Fourth Amendment

[Sparrow]

Schedule 2.01 – Commitments

LENDER	COMMITMENT
JPP, LLC	$487,614,009.64
JPP II, LLC	$127,318,581.65

AGGREGATE COMMITMENTS	$614,932,581.65